UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 10, 2005

Refocus Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32543	75-2910096
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10300 North Central Expressway, Suite 104
Dallas, Texas	75231
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(214) 368-0200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

On October 13, 2005, Refocus Group, Inc., or Refocus, announced that its board of directors had appointed Douglas C. Williamson as President and Chief Executive Officer of Refocus, effective October 10, 2005.

Mr. Williamson’s appointment follows the resignation, also effective October 10, 2005, of Terence A. Walts from all his positions with Refocus, including as a director and the President and Chief Executive Officer. In connection with Mr. Walts’s resignation, Refocus entered into a Consulting and Severance Agreement, or the Agreement, with Mr. Walts pursuant to which Mr. Walts will provide consulting services to Refocus for one year. Under the Agreement, Refocus will continue to pay Mr. Walts at his current salary, which is $200,000 annually, until October 10, 2006, or the Consulting Period. In addition, Mr. Walts will be entitled to continue to receive his current benefits during the Consulting Period; provided, however, if Refocus is prohibited under any applicable benefit plan from providing that benefit, Refocus will pay Mr. Walts an amount equal to what it would otherwise have paid to provide that benefit. Any options to purchase shares of Refocus common stock, to the extent vested on October 10, 2005, will remain exercisable for a period of one year, but will be extended at that time, subject to certain conditions, such that those vested options may be exercised prior to the stated termination date for that option. All unvested options to purchase Refocus common stock on October 10, 2005, terminated as of that date. The Agreement also includes provisions relating to confidentiality, non-solicitation, non-disparagement, mutual releases and non-competition.

Mr. Williams was previously the Vice-Chairman of the board of directors of Refocus and served on the audit and compensation committees of the board of directors. As a result of his appointment as President and Chief Executive Officer, Mr. Williams will no longer be the Vice-Chairman of the board of directors and has resigned from the audit and compensation committees of the board of directors. Mr. Williamson, however, will continue to serve as a Class III Director, the term of which expires at the 2006 annual meeting of stockholders. There is no employment agreement with Mr. Williamson at this time.

Mr. Williamson, age 54, has served as the president and chief executive officer of The Williamson Group, which is engaged in private equity and debt investments, as well as consulting and raising funds for companies in early stage development, since June 2002.  Mr. Williamson has also been chairman, president and chief executive officer of Takeout Taxi Holdings, Inc., a restaurant delivery service, since June 2002.  Takeout Taxi Holdings, Inc. filed for relief under the United States Bankruptcy Code in October 2003.  From October 1989 to June 2002, Mr. Williamson was a senior vice president and managing director of the Venture Capital Group of Bank of America Capital Investors where he was responsible for reviewing, investigating and negotiating equity investments in privately held companies.  Mr. Williamson is currently also a member of the board of directors of CallWare Technologies, Inc.

For so long as 70,000 shares of Refocus Series A-1 Convertible Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, as a single class, are entitled to elect one-half of the members of the board of directors of Refocus, or the Series A Directors, one of whom will be elected as the Vice-Chairman of the board of directors of Refocus, and to designate at least one Series A Director to serve on each of the committees of the board of directors of Refocus. In connection with that right, Medcare Investment Fund III, Ltd, or Medcare, as the sole shareholder of Series A Preferred Stock, nominated Mr. Williamson to be appointed, and the Refocus board of directors appointed Mr. Williamson to the board of directors and as Vice-Chairman of the board of directors. Mr. Williamson, however, is not employed by, or an officer of, Medcare or its general partner.

A copy of the press release announcing the foregoing is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-B:

Exhibit Number	Description of Exhibit

99.1

Press release issued by Refocus on October 13, 2005, announcing the appointment of Douglas C. Williamson, and the resignation of Terence A. Walts, as the President and Chief Executive Officer of Refocus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFOCUS GROUP, INC.

Date: October 14, 2005	By:	/s/ Mark A. Cox
	Name:	Mark A. Cox
	Title:	Vice President

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1

Press release issued by Refocus on October 13, 2005, announcing the appointment of Douglas C. Williamson, and the resignation of Terence A. Walts, as the President and Chief Executive Officer of Refocus.